EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Nos. 333-143004, 333-144820, 333-219054, 333-121234, 333-110479, 333-159715, 333-164792, 333-184772 and 333-189351) of Advanced Emissions Solutions, Inc. and subsidiaries of our report dated March 10, 2021, relating to the consolidated financial statements of Advanced Emissions Solutions, Inc. and subsidiaries, which report appears in the Form 10-K of Advanced Emissions Solutions, Inc. and subsidiaries for the year ended December 31, 2020 (and expresses an unqualified opinion).

/s/ Moss Adams LLP
Denver, Colorado
March 10, 2021